SEPARATION AGREEMENT

     THIS SEPARATION AGREEMENT (the “Agreement”) is entered into as of this 23rd day of December, 2008 by and between MasTec, Inc. a Florida corporation (the “Company”), and Austin J. Shanfelter (the “Executive”).
Recitals
     WHEREAS, the Executive has been employed by the Company pursuant to the terms of an Employment Agreement dated January 1, 2002 and later extended pursuant to an Extension dated November 3, 2005 by and between the Company and the Executive, and as amended on December 19, 2005 and April 14, 2008 (collectively the “Employment Agreement”); and
     WHEREAS, the Employment Term under the Employment Agreement expired on March 31, 2007, but the Executive has continued to provide services to the Company pursuant to the terms of the Employment Agreement; and
     WHEREAS, the Executive and the Company have also entered into a Split-Dollar Agreement dated November 1, 2002, as amended on September 15, 2003, January 6, 2006, and June 22, 2007 (collectively, the “Split-Dollar Agreement”) and a Deferred Bonus Agreement dated November 1, 2002, as amended on January 6, 2006 and June 22, 2007 (collectively, the “Deferred Bonus Agreement”), in addition to the Employment Agreement (the Employment Agreement, Split-Dollar Agreement and Deferred Bonus Agreement, collectively, the “Agreements”); and
     WHEREAS, the Company and the Executive have mutually agreed that the Employment Agreement, the Split-Dollar Agreement, the Deferred Bonus Agreement, and the Executive’s employment with the Company and its Affiliates (as defined below), shall terminate on December 23, 2008 (the “Termination Date”); and
     WHEREAS, the Company and the Executive acknowledge that the Executive’s employment is being terminated by the Company without Cause; and
     WHEREAS, the Company and the Executive now wish to set forth in this Agreement all of their respective rights and obligations resulting from such termination of employment and the termination of the Agreements.
     NOW, THEREFORE, in consideration of the mutual promises and covenants between the parties, the sufficiency of which is hereby acknowledged, the Company and the Executive hereby agree to the following Terms and Conditions:
Terms and Conditions
     1.     Recitals. All of the foregoing Recitals are true and correct and are incorporated as part of these Terms and Conditions.
     2.     Termination of the Agreements. The Company and the Executive each acknowledge and agree that the Executive’s employment with the Company and its Affiliates shall terminate as of the Termination Date, and that the Agreements shall terminate and be of no further force and effect as of the Termination Date. For purposes of this Agreement, the term “Affiliate” includes all of the Company’s direct and indirect subsidiaries and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company. Notwithstanding anything in this Section 2 to the contrary, this Agreement shall not terminate any indemnification rights the Executive may have as a former officer or director of the Company or its Affiliates under the Company’s Articles of Incorporation or Bylaws, or effect any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its Affiliates in accordance with the terms of such policy (collectively, “Indemnification Rights and D&O Insurance Benefits”).
     3.     Severance Benefits. In consideration for the termination of the Agreements, the Company and the Executive agree that the Company shall provide the Executive with the following benefits (the “Severance Benefits”), in each case reduced by any applicable employment or withholding taxes:
          (a)     Bonus. The Company shall pay to the Executive $2,388,347 on January 2, 2008 representing any and all amounts due under the Deferred Bonus Agreement and any other agreements. The estimated employment and withholding taxes related to such amount is approximately $777,125.
          (b)     Continuation of Health Benefits. All benefits that the Executive and his family were entitled to under the Company’s life, health, medical, dental, and disability insurance plans shall terminate as of the Termination Date. However, the Executive and his eligible family members shall continue to be eligible to receive health benefits under the Company’s plan for a period of 18 months immediately following the Termination Date, if and to the extent that the Executive elects such continued coverage pursuant to COBRA and pays for such coverage.
          (c)     Stock Options. The stock options granted to the Executive by the Company that are outstanding as of the Termination Date are listed on Exhibit A attached hereto (the “Options”). As a result of the fact that the Company is terminating the Executive’s employment without Cause, the Executive shall have the ability to exercise any or all of the Options at the exercise prices listed on Exhibit A and in accordance with the terms and conditions set forth in the respective Option Agreement relating to those Options at anytime on or before the applicable expiration date for such Options as reflected on Exhibit A.
          (d)     Restricted Stock. Any unvested Restricted Stock that has been granted to the Executive by the Company shall vest as of the Termination Date. The estimated employment and withholding taxes related to such amount is estimated to be approximately $66,059.
     4.     No Further Compensation. The Executive acknowledges and agrees that other than the Severance Benefits described in Section 3 above and the Indemnification Rights and D&O Insurance Benefits, no further compensation or benefits or other monies are owed to the Executive by the Company arising out of the Agreements or otherwise on account of his employment or termination of employment with the Company and its Affiliates. As a result of the termination of the Split-Dollar Agreement, the Executive hereby acknowledges and agrees that he shall have no further interest in Policy # 20015875 issued by John Hancock Variable Life Insurance Company, having a face amount of $18,000,000, payable on the second to die of the Executive and his wife (the “Policy”) owned by the Company and accordingly, that he shall have no further right to designate the beneficiary or beneficiaries for all or any portion of the death benefit under the Policy, and that the Company, as the owner of the Policy, shall be free to maintain (and designate the beneficiary for the death benefit under the Policy) or cancel and surrender the Policy in its sole and absolute discretion after the Termination Date.
     5.     Restrictive Covenants.
          (a)     Non-Competition and Non-Solicitation.
               (i)     The Executive acknowledges and agrees that the Company’s telecommunications, energy and infrastructure services businesses are conducted throughout the United States of America and the Commonwealth of Canada. At all times during the “Restricted Period” and within the United States of America and the Commonwealth of Canada (including their possessions, protectorates and territories, the “Territory”), the Executive shall not (whether or not then employed by the Company for any reason), without the Company’s prior written consent:
                    (1) Directly or indirectly own, manage, operate, control, be employed by, act as agent, consultant or advisor for, or participate in the ownership, management, operation or control of, or be connected in any manner through the investment of capital, lending of money or property, rendering of services or otherwise, with, any business of the type and character engaged in and competitive with the Company. For these purposes, ownership of securities of one percent (1%) or less of any class of securities of a public company will not be considered to be competition with the Company;
                    (2) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded any existing customer, client, or any other person with whom the Company does business or has a business relationship, or potential customer or client to which the Company has made a presentation or with which the Company has been having discussions, to cease doing business with or decrease the amount of business done with or not to hire the Company, or to commence doing business with or increase the amount of business done with or hire another company that is in the same or similar lines of businesses in which the Company engages as of the date of this Agreement so as to be deemed to be in competition with the Company; or
                    (3) solicit, persuade or attempt to solicit or persuade or cause or authorize directly or indirectly to be solicited or persuaded the business of any person or entity that is a customer or client of the Company, or any other person with whom the Company does business or has a business relationship, or was its customer within two (2) years prior to the Termination Date, for the purpose of competing with the Company; or
                    (4) solicit, persuade or attempt to solicit or persuade, or cause or authorize directly or indirectly to be solicited or persuaded for employment, or employ or cause or authorize directly or indirectly to be employed, on behalf of the Executive or any other person or entity, any individual who is or was at any time within six (6) months prior to the Termination Date, an employee of the Company.

               (ii)     For purposes of Sections 5(a)(i)(1), 5(a)(i)(2) and 5(a)(i)(3) of this Agreement, the “Restricted Period” shall be the period during which the Executive was employed by the Company and ending on March 31, 2009, and with respect to Section 5(a)(i)(4) of this Agreement, the “Restricted Period” shall be the period during which the Executive was employed by the Company and ending on September 30, 2009.
               (iii)     In addition to any other rights or remedies the Company may have under this Agreement or applicable law, the Company shall be entitled to receive from the Executive reimbursement for all attorneys’ and paralegal fees and expenses and court costs incurred by the Company in enforcing this Agreement and shall have the right and remedy to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals or other benefits derived or received, directly or indirectly, by the Executive from the action constituting a breach of violation of this Section 5.
          (b)     Confidentiality of Proprietary Information, Trade Secrets, Etc. The Executive acknowledges that as a result of his employment with the Company, the Executive has gained knowledge of, and has had access to, proprietary and confidential information and trade secrets of the Company. Therefore, the Executive agrees that he shall not, in any fashion, form or manner, directly or indirectly (i) use, disclose, communicate or provide or permit access to any person or entity to, Confidential Information (as defined below) or (ii) remove from the premises of the Company, any notes or records (including copies or facsimiles, whether made by electronic, electrical, magnetic, optical, laser acoustic or other means), relating to any confidential, proprietary or secret information of the Company (collectively, “Confidential Information”) (including without limitation (1) the identity of customers, suppliers, subcontractors and others with whom the Company does business; (2) the Company’s marketing methods, strategies and related information; (3) contract terms, pricing, margin or cost information or other information regarding the relationship between the Company and the persons and entities with which the Company has contracted; (4) the Company’s services, products, software, technology, developments, improvements and methods of operation; (5) the Company’s results of operations, financial condition, projected financial performance, sales and profit performance and financial requirements; (6) the identity of and compensation paid to the Company’s employees and consultants; (7) any of the Company’s business plans, models or strategies and the information contained therein; (8) the Company’s sources, leads or methods of obtaining new business; and (9) all other confidential information of, about or concerning the business of the Company), except (w) to the extent required by law, (x) information that is or becomes available to the public generally other than as a result of an unauthorized disclosure by the Executive, including as an example publicly-available information filed by the Company with the Securities and Exchange Commission or other governmental or regulatory authorities, (y) information that is generally known in the business of the Company or that constitutes standard industry practices, customs and methods, or (z) information known to the Executive prior to joining the Company or its predecessors or gained during his employment with the Company from sources outside of the Company or its employees, officers, directors, consultants, advisors or other representatives. The Executive shall deliver promptly to the Company on the

Termination Date, all Company memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information and all property of the Company, which he may then possess or have under his control.
          (c)     Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the period he was employed by the Company, either during the course of performing work for the Company or its clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (i) promptly disclose the Work Product to the Company; (ii) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (iii) sign all papers necessary to carry out the foregoing; and (iv) give testimony in support of his inventions, all at the sole cost and expense of the Company.
          (d)     Definition of Company. Solely for purposes of this Section 5, the term “Company” also shall include any existing or future Affiliates.
          (e)     Acknowledgment by the Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Section 5 (including without limitation the length of the term of the provisions of this Section 5) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Section 5, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Section 5 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Section 5. The Executive further acknowledges that the restrictions contained in this Section 5 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Section 5, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (i) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 6 hereof, and (ii) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Section 5.
          (f)     Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Section 5 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Section 5 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.
          (g)     Extension of Time. If the Executive shall be in violation of any provision of this Section 5, then each time limitation set forth in this Section 5 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Section 5 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.
     6.     Injunctive Relief. The covenants of the Executive set forth in Section 5 are separate and independent covenants, for which valuable consideration has been paid, the receipt, adequacy and sufficiency of which are hereby acknowledged by the Executive, and which have been made by the Executive to induce the Company to enter into this Agreement. Each of the aforesaid covenants may be availed of, or relied upon, by the Company or any of its Affiliates in a court of competent jurisdiction for the basis of injunctive relief.
     7.     Resignations. Prior to the execution of this Agreement, the Executive resigned as a member of the Board of Directors of the Company and upon execution of this Agreement, the Executive hereby resigns from all of his positions as an executive, officer, employee or consultant of or to the Company and each of its Affiliates.
     8.     Return of Books, Records and Equipment. The Executive hereby acknowledges and agrees that all books, records and accounts relating in any manner to the business of the Company and/or its Affiliates, whether prepared by the Executive or otherwise coming into the Executive’s possession, are the exclusive property of the Company and shall be returned to the Company upon the Termination Date. The Executive must return the automobile that the Company had provided to the Executive pursuant to the terms of the Employment Agreement to the Company upon the Termination Date. The Executive shall be permitted to keep his cellular phone and phone number and the Company agrees to execute any documents necessary to transfer the cellular phone number to the Executive.
     9.     No Charges Filed. The Executive represents and warrants that he has not filed any claims or causes of action against the Company or any of its Affiliates, including but not limited to any charges of discrimination against the Company or its Affiliates, with any federal, state or local agency or court.

     10.     No Administrative Proceeding to be Filed. The Executive agrees not to institute an administrative proceeding or lawsuit against the Company or any of its Affiliates, and represents and warrants that, to the best of his knowledge, no other person or entity has initiated or is authorized to initiate such administrative proceedings or lawsuit on his behalf. Furthermore, the Executive agrees not to encourage any other person or suggest to any other person that he or she institute any legal action or claim against the Company or any of its Affiliates or any past and present shareholders, directors, officers, or agents. The Executive’s agreement in this Section 10 shall not apply to a proceeding or proceedings to enforce the Executive’s rights under this Agreement or with respect to the Indemnification Rights and D&O Insurance Benefits.
     11.     Mutual Non-Disparagement. The Executive agrees not to make any disparaging or negative comment to any other person or entity regarding (a) the Company or any of its Affiliates, (b) any of the owners, directors, officers, shareholders, members, employees, attorneys or agents of the Company or any of its Affiliates, (c) the working conditions at the Company or any of its Affiliates, or (d) the circumstances surrounding the Executive’s separation from the Company or any of its Affiliates. The Company for itself and on behalf of its Affiliates agrees not to make any disparaging or negative comment to any other person or entity regarding the Executive or any aspect of the Executive’s employment with or separation from the Company and its Affiliates.
     12.     Duty of Cooperation. The parties hereto agree to cooperate with each other and each other’s attorneys in connection with any threatened or pending litigation against the Company or any of its Affiliates, or against the Executive. The Executive agrees to make himself available at no cost to the Company, upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters, and the Company agrees to make the appropriate persons available upon reasonable notice to prepare for and appear at deposition or at trial in connection with any such matters. Furthermore, the parties hereto agree to cooperate fully in effecting an orderly transition with regard to the termination of the Executive’s employment and the transition of his duties to other employees of the Company and its Affiliates. The Company shall reimburse the Executive for the out-of pocket expenses that are reasonably incurred by the Executive while performing his duties under this Section 12 and that are approved in advance by the Company.
     13.     Mutual General Releases.
          (a)     Release by the Executive. The Executive, his personal representatives, heirs and assigns, first party, hereby releases, discharges and covenants not to sue the Company or any of its Affiliates, or any of their respective past and present shareholders, directors, officers, employees, partners, agents, or representatives and their respective successors and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges and causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including but not limited to any and all claims and causes of action arising out of or in connection with the Executive’s employment with Company or any Affiliate, any and all claims and causes of action under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended, the Retirement Income Security Act (“ERISA”) and any other federal, state or local anti-discrimination law, statute or ordinance, and any lawsuit founded in tort, contract (oral, written or implied) or any other common law or equitable basis of action, but excluding any obligations of the Company under this Agreement or any indemnification rights the Executive may have as a former officer or director of the Company or its Affiliates under the Company’s Articles of Incorporation or Bylaws, or any claims for benefits under any directors’ and officers’ liability policy maintained by the Company or its Affiliates in accordance with the terms of such policy.
          (b)     Release by Company. The Company and its Affiliates, and their respective past and present shareholders, directors, officers, employees, partners and agents or representatives and their respective successors and assigns, first party, hereby releases, discharges, and covenants not to sue the Executive, his personal representatives, heirs and assigns, second party, from and for any and all claims, demands, damages, lawsuits, obligations, promises, administrative actions, charges or causes of action, both known or unknown, in law or in equity, of any kind whatsoever, which first party ever had, now has, or may have against second party, for, upon or by reason of any matter, cause or thing whatsoever, up to and including the date of this Agreement, including any lawsuit founded in tort, contract (oral, written or implied) or any other common law on equitable basis of action, but excluding any obligations of the Executive under this Agreement or any claims against the second party with respect to any willful misconduct or other actions not taken in good faith by the Executive during the term of his employment by the Company.
     14.     Headings. The headings are for the convenience of the parties, and are not to be construed as terms or conditions of this Agreement.
     15.     Severability. If any provision of this Agreement is invalidated by a court of competent jurisdiction, then all of the remaining provisions of this Agreement shall remain in full force and effect, provided that both parties may still effectively realize the complete benefit of the promises and considerations conferred hereby.
     16.     Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the matters set forth herein and supersedes in its entirety any and all agreements or communications, whether written or oral, previously made in connection with the matter herein. Any agreement to amend or modify the terms and conditions of this Agreement must be in writing and executed by the parties hereto.
     17.     Construction. The parties acknowledge that each party has reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

     18.     Governing Law; Venue. This Agreement, the rights and obligations of the parties, and any claims or disputes relating in any way thereto shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to any choice or conflict of law provision or rule (whether in the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida. Each of the Executive and the Company, by executing this Agreement, (a) irrevocably submits to the exclusive jurisdiction of any federal or Florida state court sitting in Miami-Dade County, Florida in respect of any suit, action or proceeding arising out of or relating in any way to this Agreement, and irrevocably accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of such courts and to be bound by any judgment rendered in such courts; (b) waives, to the fullest extent it may do so effectively under applicable law, any objection it may have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum; and (c) irrevocably consents, to the fullest extent it may do so effectively under applicable law, to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Executive or the Company at the address set forth in this Agreement, such service to become effective five (5) business days (or such other period of time provided by applicable law) after such mailing.
     19.     WAIVER OF JURY TRIAL. THE COMPANY AND THE EXECUTIVE EACH HEREBY KNOWINGLY WAIVE THEIR RIGHTS TO REQUEST A TRIAL BY JURY IN ANY LITIGATION IN ANY COURT OF LAW, TRIBUNAL, OR LEGAL PROCEEDING INVOLVING OR ARISING OUT OF OR RELATED TO THIS AGREEMENT.
     20.     Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.
     21.     Non-Admission of Liability. Neither this Agreement nor anything contained herein shall constitute or is to be construed as an admission by the Company or its Affiliates or the Executive as evidence of any liability, wrongdoing, or unlawful conduct.
     22.     Miscellaneous. This Agreement: (a) may be executed in counterparts, and all counterparts shall collectively constitute a single agreement, (b) may not be amended or modified except in a writing signed by both parties nor may any provision hereof be waived except in writing signed by the waiving party, (c) is binding upon and inures to the benefit of the parties and their respective heirs, personal representatives, beneficiaries, joint tenants, successors and assigns (whether by merger, consolidation, transfer of all or substantially all assets, or otherwise), and (d) may not be assigned or the duties delegated without the consent of both parties except as expressly set forth in this Agreement.
     23.     Sufficient Time to Review. The Executive acknowledges and agrees that he has had sufficient time to review this Agreement and consult with anyone he chooses regarding this Agreement, that he has a right to consult with legal counsel regarding this Agreement and has been represented by counsel in connection with this Agreement, and that he has received all information he requires from the Company in order to make a knowing and voluntary release and waiver of all claims against the Company. The Executive further acknowledges that he has consulted with his legal and tax advisors with regard to the tax consequences resulting from the transaction contemplated by this Agreement, including without limitation, the potential application of Section 409A of the Internal Revenue Code of 1986, as amended, to the Severance Benefits and that the Executive is not relying upon any advice from the Company or its representatives with regard to any such matters.
     24.     Right of Rescission. The Executive acknowledges and agrees that he has been given at least twenty-one (21) days to review this Agreement, and that he has (7) seven days from the date of the execution of this Agreement by all parties hereto within which to rescind this Agreement by providing notice in writing to the Company. The Executive further acknowledges that by this Agreement he is receiving consideration in addition to that to which he is already entitled. The Executive further acknowledges that this Agreement and the release contained herein satisfy all of the requirements for an effective release by the Executive of all age discrimination claims under ADEA.
     25.     Notices. Any notice, demand, consent, agreement, request, or other communication required or permitted under this Agreement must be in writing and must be, (a) mailed by first-class United States mail, registered or certified, return receipt requested, proper postage prepaid, or (b) delivered personally by independent courier (such as FedEx, DHL or similar nationally-recognized courier), to the parties at the addresses as follows (or at such other addressed as shall be specified by the parities by like notice):

If to the Company, to:	MasTec, Inc.
800 Douglas Rd., Penthouse
Coral Gables, Florida 33134
Fax: 305-406-1907
Attention: Legal Department
With copy to:

Steven B. Lapidus
Greenberg Traurig, P.A.
1221 Brickell Ave.
Miami, FL 33131

If to the Executive, to:	Austin J. Shanfelter
16600 Bear Cub Court
Fort Myers, Florida 33908
With copy to:

Louis R. Montello
Montello & Associates, P.A.
2750 N.E. 185th Street, Suite 306
Aventura, Florida 33180

Each party may on five (5) days’ prior notice in the manner set forth in this Section 27 designate by notice in writing a new address to which any notice, demand, consent, agreement, request for communication may thereafter be given, served or sent. Each notice, demand, consent, agreement, request or communication which is mailed or hand delivered in the manner described above shall be deemed received for all purposes at such time as it is delivered to the addressee (with the return receipt or the courier delivery receipt being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

COMPANY: MasTec, Inc., a Florida corporation
By:	/s/ Jose R. Mas
	Name:	Jose R. Mas
	Title:	President and Chief Executive Officer

EXECUTIVE:
/s/ Austin J. Shanfelter
Austin J. Shanfelter

EXHIBIT A
Table of Outstanding Options on Termination Date

		Number of	Exercise Price
Grant Number	Grant Date	Shares	Per Share	Expiration Date
0608	01/08/1999	12,750	$14.9792	01/08/2009
2512	08/05/2005	20,682	$9.670	08/05/2015
2513	08/05/2005	129,318	$9.670	08/05/2015